Exhibit 99.1

News Release

HP Inc. Appoints Karen Parkhill as Chief Financial Officer

PALO ALTO, Calif., June 26, 2024 – HP Inc. (NYSE: HPQ) today announced that Karen Parkhill will join the company as Chief Financial Officer on August 5, 2024. Tim Brown, who has been serving as interim Chief Financial Officer, will return to his role as the head of Print Finance.

A world-class finance leader, Parkhill, has spent the past 13 years serving as the Chief Financial Officer for well-established, publicly traded companies. Parkhill joins HP from Medtronic plc, a leading global healthcare technology company with more than 95,000 employees across 150 countries, where she served as Executive Vice President and Chief Financial Officer since 2016.

“Karen’s wealth of experience across finance and leadership in helping to drive growth through innovation make her a tremendous addition to the HP leadership team,” said Enrique Lores, HP Inc. President and CEO. “As we advance our Future Ready strategy, Karen is uniquely positioned to drive our financial model and operational rigor. She will be pivotal in working across the business to drive growth and create value for our stakeholders. We are thrilled to welcome her to HP.”

Parkhill began her finance career in the investment banking industry at JP Morgan, where she gained invaluable global experience in M&A and Capital Markets, working with clients across multiple sectors. Rising through the ranks at JP Morgan, Parkhill ultimately became Chief Financial Officer for Commercial Banking. After five years in that role, Parkhill joined Comerica Incorporated, a large financial services company and parent to Comerica Bank, where she served as Vice Chairman and Chief Financial Officer for five years.

“I am excited to join HP at such a pivotal time for the company and the industry,” said Karen Parkhill. “HP’s transformation over the past eight years has been extraordinary to watch and I look forward to working with a stellar team of professionals to advance the shared goal of creating long-term sustainable growth.”

Parkhill also sits on the Board of Directors at American Express, currently chairing their Risk Committee. She previously served as a member of the International Women’s Forum, as a National Trustee for the Boys and Girls Club of America, the Board of Directors of Methodist Health System, and the Executive Board for Southern Methodist University Cox School of Business. Parkhill earned bachelor’s degrees in business administration and mathematics from Southern Methodist University in Dallas and an MBA from the University of Chicago Booth School of Business.

About HP
HP Inc. (NYSE: HPQ) is a global technology leader and creator of solutions that enable people to bring their ideas to life and connect to the things that matter most. Operating in more than 170 countries, HP delivers a wide range of innovative and sustainable devices, services, and subscriptions for personal computing, printing, 3D printing, hybrid work, gaming, and more. For more information, please visit: http://www.hp.com.